Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Endocare, Inc. 2004 Stock Incentive Plan, Option Grants to Craig T. Davenport Pursuant to Written Compensation Agreements, Option Grants to William J. Nydam Pursuant to Written Compensation Agreements, Option Grants to Michael R. Rodriguez Pursuant to Written Compensation Agreements and Option Grant to Katherine Greenberg Pursuant to Written Compensation Agreement, of our report dated March 10, 2004, with respect to the consolidated financial statements and schedule of Endocare, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
October 13, 2004